Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 333-286694 on Form S-4 of our report dated March 26, 2024, except for Notes 5 and 21, as to which the date is March 12, 2025, relating to the financial statements of Mallinckrodt plc, appearing in the Annual Report on Form 10-K of Mallinckrodt plc for the year ended December 27, 2024. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Touche LLP

St. Louis, Missouri

May 6, 2025